                             INDEPENDENT AUDITORS' REPORT




The Board of Directors and Stockholders
Henderson Citizens Bancshares, Inc.:


We have audited the accompanying consolidated balance sheets of Henderson Citizens Bancshares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henderson Citizens Bancshares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.





KPMG PEAT MARWICK LLP



Shreveport, Louisiana
March 4, 1997

                 HENDERSON CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                             Consolidated Balance Sheets

                              December 31, 1996 and 1995
                   (dollars in thousands, except per share amounts)




                                  ASSETS                                       1996           1995
                                                                               ----           ----
Cash and due from banks                                                   $   12,413          8,916

Interest-bearing deposits with financial institutions                          3,892          2,642

Federal funds sold                                                             1,150             --

Securities:
  Held to maturity, approximate market values of $82,465
    in 1996 and $83,570 in 1995                                               82,415         82,750
  Available for sale                                                         145,740        143,700
                                                                           ---------      ---------
                                                                             228,155        226,450

Loans, net                                                                   100,825         80,499

Premises and equipment, net                                                    3,751          3,144

Accrued interest receivable                                                    3,449          3,911

Other assets                                                                   3,195          1,317
                                                                           ---------      ---------

                                                                          $  356,830        326,879
                                                                           ---------      ---------
                                                                           ---------      ---------

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Demand - noninterest-bearing                                            $   31,785         28,435
  NOW accounts                                                                74,984         68,089
  Money market and savings                                                    45,484         46,206
  Certificates of deposit and other time deposits                            168,420        150,881
                                                                           ---------      ---------
               Total deposits                                                320,673        293,611

Accrued interest payable                                                       1,144          1,117
Other liabilities                                                              3,025            945
                                                                           ---------      ---------
                                                                             324,842        295,673

Stockholders' equity:
   Preferred stock, $5 par value; 2,000,000 shares authorized,
     none issued or outstanding                                                   --             --
   Common stock, $5 par value; 10,000,000 shares authorized,
     2,160,000 issued                                                         10,800         10,800
   Capital surplus                                                             5,400          5,400
   Undivided profits                                                          16,825         14,859
   Net unrealized gains (losses) on securities available for sale,
     net of income taxes                                                        (703)           147
                                                                           ---------      ---------
                                                                              32,322         31,206

   Less treasury stock, 29,700 shares at cost                                   (334)            --
                                                                           ---------      ---------
               Total stockholders' equity                                     31,988         31,206

Commitments and contingencies
                                                                           ---------      ---------
                                                                          $  356,830        326,879
                                                                           ---------      ---------
                                                                           ---------      ---------



See accompanying notes to consolidated financial statements.

                 HENDERSON CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                          Consolidated Statements of Income

                    Years ended December 31, 1996, 1995, and 1994
                   (dollars in thousands, except per share amounts)




                                                                1996           1995           1994
                                                                ----           ----           ----
Interest income:
   Loans                                                   $    7,642          6,149          4,479
   Investment securities:
     Taxable - available-for-sale                               8,058          7,693          6,170
     Taxable - held-to-maturity                                 3,182          4,261          2,678
     Tax-exempt                                                 1,390          1,582          1,425
   Federal funds sold                                             117            174             18
   Interest-bearing deposits with financial
     institutions                                                 327            487            176
                                                            ---------      ---------      ---------
            Total interest income                              20,716         20,346         14,946
                                                            ---------      ---------      ---------

Interest expense:
    Deposits:
      NOW accounts                                              2,015          2,210          1,640
      Money market and savings                                  1,322          1,456          1,210
      Certificates of deposit and other time deposits           7,839          7,870          4,253
    Other borrowed funds                                           27             --             24
                                                            ---------      ---------      ---------
           Total interest expense                              11,203         11,536          7,127
                                                            ---------      ---------      ---------

           Net interest income                                  9,513          8,810          7,819

Provision (reduction of allowance) for loan losses                264            180           (150)
                                                            ---------      ---------      ---------
           Net interest income after provision
            (reduction of allowance) for loan losses            9,249          8,630          7,969
                                                            ---------      ---------      ---------

Other income:
  Net gains (losses) on securities transactions                   719           (128)           (22)
  Income from fiduciary activities                                632            587            568
  Service charges, commissions, and fees                        1,148            934            845
  Other                                                           744            616            285
                                                            ---------      ---------      ---------
         Total other income                                     3,243          2,009          1,676
                                                            ---------      ---------      ---------

Other expenses:
  Salaries and employee benefits                                4,770          4,205          3,592
  Occupancy and equipment                                         927            781            585
  Regulatory assessments                                          191            407            604
  Other                                                         2,150          2,163          1,578
                                                            ---------      ---------      ---------
         Total other expenses                                   8,038          7,556          6,359
                                                            ---------      ---------      ---------

         Income before income tax expense                       4,454          3,083          3,286
Income tax expense                                              1,110            619            651
                                                            ---------      ---------      ---------

         Net income                                         $   3,344          2,464          2,635
                                                            ---------      ---------      ---------
                                                            ---------      ---------      ---------

         Net income per common share                       $     1.55           1.14           1.22
                                                            ---------      ---------      ---------
                                                            ---------      ---------      ---------




See accompanying notes to consolidated financial statements.

                 HENDERSON CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                   Consolidated Statements of Stockholders' Equity

                    Years ended December 31, 1996, 1995, and 1994
                   (dollars in thousands, except per share amounts)




                                                                                                   Net
                                                                                                unrealized
                                                                                               gains (losses)              Total
                                                                                               on securities               Stock-
                                               Preferred    Common      Capital    Undivided     available   Treasury     holders'
                                                 stock       stock      surplus     profits       for sale     stock       equity
                                                 -----       -----      -------     -------       --------     -----       ------
Balances at January 1, 1993                    $    --       10,800       5,400       12,525         435           --      29,160
    Net income                                      --           --          --        2,635          --           --       2,635
    Cash dividends ($0.64 per share)                --           --          --       (1,383)         --           --      (1,383)
    Net change in unrealized losses
      on securities available for sale              --           --          --           --      (4,265)          --      (4,265)
                                                ------       ------      ------       ------      ------       ------      ------


Balances at December 31, 1994                       --       10,800       5,400       13,777      (3,830)          --      26,147
    Net income                                      --           --          --        2,464          --           --       2,464
    Cash dividends ($0.64 per share)                --           --          --       (1,382)         --           --      (1,382)
    Net change in unrealized gains
      on securities available for sale              --           --          --           --       3,977           --       3,977
                                                ------       ------      ------       ------      ------       ------      ------


Balances at December 31, 1995                       --       10,800       5,400       14,859         147           --      31,206
    Net income                                      --           --          --        3,344          --           --       3,344
    Cash dividends ($0.64 per share)                --           --          --       (1,378)         --           --      (1,378)
    Net change in unrealized losses
      on securities available for sale              --           --          --           --        (850)          --        (850)
    Purchase of 29,700 shares of
      treasury stock                                --           --          --           --          --         (334)       (334)
                                                ------       ------      ------       ------      ------       ------      ------


Balances at December 31, 1996                  $    --       10,800       5,400       16,825        (703)        (334)     31,988
                                                ------       ------      ------       ------      ------       ------      ------
                                                ------       ------      ------       ------      ------       ------      ------




See accompanying notes to consolidated financial statements.

                 HENDERSON CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                        Consolidated Statements of Cash Flows

                    Years ended December 31, 1996, 1995, and 1994
                                (dollars in thousands)




                                                                   1996            1995           1994
                                                                   ----            ----           ----
Operating activities:
  Net income                                                    $    3,344          2,464          2,635
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Net amortization (accretion) of premium
     (discount) on securities                                          589            (34)           774
    Net (gains) losses on securities transactions                     (719)           128             22
    Provision (reduction of allowance) for loan losses                 264            180           (150)
    Net (gains) losses on sales of premises and
     equipment and other real estate                                    --             --            (10)
    Depreciation and amortization                                      375            421            406
    Decrease (increase) in accrued interest receivable                 624           (303)        (1,240)
    Decrease (increase) in other assets                                (74)           460           (859)
    Increase (decrease) in accrued interest payable                    (14)           222            279
    Increase (decrease) in other liabilities                           430            404            (96)
                                                                   -------        -------        -------
         Net cash provided by operating activities                   4,819          3,942          1,761
                                                                   -------        -------        -------

Investing activities:
   Proceeds from sales of available-for-sale securities             55,669         15,700          8,040
   Proceeds from maturities, paydowns, and calls of
    available-for-sale securities                                   25,473         31,372         28,117
   Proceeds from maturities, paydowns, and calls of
    securities held to maturity                                     15,995         20,636          6,655
   Purchases of available-for-sale securities                      (74,142)       (25,676)       (50,118)
   Purchases of securities held-to-maturity                        (11,291)       (38,307)       (40,776)
   Net increase in loans                                           (15,051)       (16,895)        (7,188)
   Proceeds from sales, premises and equipment and
    other real estate                                                   --             --             25
   Purchases of bank premises and equipment                           (756)          (270)          (463)
   Cash received from acquisitions                                   1,544             --         53,246
                                                                   -------        -------        -------
         Net cash used by investing activities                      (2,559)       (13,440)        (2,462)
                                                                   -------        -------        -------

Financing activities:
   Net  increase (decrease) in deposits                              5,349          8,089         (1,198)
   Cash dividends paid                                              (1,378)        (1,382)        (1,383)
   Purchase of treasury stock                                         (334)            --             --
                                                                   -------        -------        -------
         Net cash provided (used) by financing activities            3,637          6,707         (2,581)
                                                                   -------        -------        -------

         Increase (decrease) in cash and cash equivalents            5,897         (2,791)        (3,282)

Cash and cash equivalents at beginning of year                      11,558         14,349         17,631
                                                                   -------        -------        -------

Cash and cash equivalents at end of year                         $  17,455         11,558         14,349
                                                                   -------        -------        -------
                                                                   -------        -------        -------




See accompanying notes to consolidated financial statements.

                 HENDERSON CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements

                          December 31, 1996, 1995, and 1994



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS -- Henderson Citizens Bancshares, Inc. (the "Company") through its indirect subsidiaries, Citizens National Bank, Henderson, Texas and First State Bank, Waskom, Texas (the "Banks"), provides a full range of banking services to individual and corporate customers in east Texas. The Company and the Banks are subject to regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

    BASIS OF PRESENTATION -- The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period.

    CASH AND CASH EQUIVALENTS -- For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with financial institutions, and federal funds sold. Generally federal funds are sold for one-day periods.

    SECURITIES -- The Company accounts for its debt and marketable equity securities under the provisions of Statement of Financial Accounting Standards No. 115 (Statement 115), ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Under Statement 115, the Company classifies its debt and marketable equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

    Trading and available-for-sale securities are recorded at fair value.
      Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related income tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

    A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to operations, resulting in the establishment of a new cost basis for the security.

    Premiums and discounts are amortized or accreted either over the life of the related security as an adjustment to yield using the effective interest method, or are periodically adjusted to reflect the actual payment experience on the underlying mortgage loans, which does not materially differ from the interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

                 HENDERSON CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements




    LOANS -- Interest on real estate, commercial, and industrial loans is accrued as earned. Interest on installment loans is deferred and recognized under the sum-of-the-digits method, which generally results in level rates of return on principal balances outstanding.

    A loan is considered impaired when based upon current information, it is probable that a creditor will be unable to collect amounts due. If a loan is impaired, then impairment is measured by (1) the present value of expected future cash flows discounted at the loan's original effective interest rate, or (2) the market price of impaired loans, or (3) the fair value of collateral.

    The accrual of income on loans is generally discontinued and all interest income previously accrued and unpaid is deducted from income when a loan becomes more than ninety days delinquent, or when certain factors indicate reasonable doubt as to the timely collectibility of all amounts due. A loan may remain on accrual status if it is in the process of collection and is either well secured or guaranteed. Generally, loans on which the accrual of income has been discontinued are designated as nonaccruing loans, and includes all loans classified as "impaired" loans. Generally, nonaccruing loans are returned to an accrual status only when none of the principal or interest is due and unpaid and the full collectibility of the outstanding loan balance is reasonably assured. Cash receipts on nonaccruing loans are generally applied to the principal balance until the remaining balance is considered fully collectible.

    ALLOWANCE FOR LOAN LOSSES -- The allowance for loan losses is maintained at a level believed adequate by management to absorb potential loan losses. Management's determination of the adequacy of the allowance is based on an evaluation of the relative risks inherent in the loan portfolio, taking into consideration the nature, volume, and quality of the portfolio, specific problem loans, past credit loss experience, current and future economic conditions, results of internal review procedures, and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans. The provision for loan losses is charged to expense, and loans charged off, net of recoveries, are charged directly to the allowance.

    While the Company uses available information to recognize losses on loans, future changes to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to record changes to the allowance based on their judgments about information available to them at the time of their examination.

    PREMISES AND EQUIPMENT -- Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on a straight-line basis. Maintenance and repairs are charged to operating expense, and renewals and betterments are capitalized. Gains or losses on dispositions are reflected currently in the statement of income.

    INCOME TAXES -- The Company uses the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    NET INCOME PER COMMON SHARE -- Net income per common share is calculated based on the weighted average number of shares outstanding during the year. The weighted average common shares outstanding were 2,153,333 in 1996, and 2,160,000 shares in 1995 and 1994.

    GOODWILL -- Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally five to fifteen years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

(2) ACQUISITIONS

    On September 17, 1996, the Company acquired substantially all of the outstanding shares of Waskom Bancshares, Inc. and its majority owned subsidiary, First State Bank, Waskom, Texas. Pursuant to the purchase agreement, the Company paid $3,463,000, $1,511,000 of which was paid as a note payable due upon demand having an interest rate of 6.10%. This transaction resulted in approximately $1,337,000 in goodwill, which is being amortized over fifteen years on a straight-line basis. The transaction was accounted for using the purchase method of accounting. This acquisition resulted in an increase in total assets of $24,075,000 and total deposits of $21,714,000. Operations of Waskom Bancshares, Inc. and First State Bank prior to the acquisition are not included in these consolidated financial statements.

    The following unaudited pro forma information reflects the results of operations for the years ended December 31, 1996 and 1995, as though this acquisition had occurred at the beginning of 1995 (in thousands of dollars, except per share amounts):

                                                         1996        1995
                                                         ----        ----

             Total interest income                   $  21,836      21,945
                                                        ------      ------
                                                        ------      ------

             Net interest income                     $  10,080       9,642
                                                        ------      ------
                                                        ------      ------

             Net income                              $   3,457       2,630
                                                        ------      ------
                                                        ------      ------

             Net income per share                    $    1.61        1.22
                                                        ------      ------
                                                        ------      ------

    On December 8, 1994, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of the Chandler and Malakoff branches of NationsBank of Texas, National Association. In addition to acquiring the assets and assuming the liabilities, the Company received approximately $40 million in cash, which was net of approximately $419,000 in premium paid for the deposits. The purchase method of accounting was used to record the acquisition. The premium is being amortized on a straight-line basis over five years. Operations of the Chandler and Malakoff branches prior to the acquisition are not included in these consolidated financial statements.

    The following unaudited pro forma information reflects the results of operations for the year ended December 31, 1994, as though this acquisition had occurred at the beginning of 1994 (in thousands of dollars, except per share amounts):


             Total interest income                   $  17,601
                                                        ------
                                                        ------

             Net interest income                     $   8,791
                                                        ------
                                                        ------

             Net income                              $   2,867
                                                        ------
                                                        ------

             Net income per share                    $    1.33
                                                        ------
                                                        ------

    The Company also purchased certain assets and assumed certain liabilities on September 23, 1994, of the Jefferson, Texas branch of Pacific Southwest Bank, F.S.B. Assets purchased included loans and related accrued interest receivable and fixed assets. Liabilities assumed included all deposits and related accrued interest payable. In addition, the Company received approximately $13 million in cash from Pacific Southwest Bank, F.S.B., which was net of $125,000 in premium paid for the deposits. The purchase method of accounting was used to record the acquisition. The premium is being amortized on a straight-line basis over five years. Operations of the Jefferson, Texas branch prior to the acquisition are not included in these consolidated financial statements. Pro forma information on the Jefferson, Texas branch acquisition is not provided due to its insignificance.

(3) CASH AND DUE FROM BANKS

    The Banks are a member of the Federal Reserve System and are required to maintain reserve balances in accordance with Federal Reserve Bank requirements. Such reserve requirements totaled $2,854,000 at December 31, 1995. There were no reserve requirements at December 31, 1996.

(4) REGULATORY MATTERS

    Applicable federal and state regulations impose restrictions on the amounts of dividends that may be declared by the Banks. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of the Banks' total capital in relation to its assets, deposits, and other such items.

    National and state banks are generally required to obtain approval of the regulatory agencies if dividends declared in any year exceed the profits of that year combined with the net retained profits of the preceding two years. For 1997, the Banks will be required to obtain approval of the regulatory agencies before they can declare any dividends which exceed 1997 net income by approximately $430,000.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) was signed into law on December 19, 1991. The prompt corrective actions of the FDICIA place restrictions on any insured depository institution that does not meet certain requirements, including minimum capital ratios. The restrictions are based on an institution's FDICIA defined capital category and become increasingly more severe as an institution's capital category declines. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

    The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories in declining order are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To be considered "well capitalized," an institution is required to have at least a 5% leverage ratio, a 6% Tier I risk-based capital ratio, and a 10% total risk-based capital ratio. However, the regulatory agencies may impose higher minimum standards on individual institutions or may downgrade an institution from one category because of safety and soundness concerns.

    At December 31, 1996, Citizens National Bank, Henderson, Texas' leverage ratio was 8.97%, Tier I risk-based ratio was 23.48%, and total risk-based ratio was 24.38% and First State Bank, Waskom, Texas' leverage ratio was 8.88%, Tier I risk-based ratio was 25.29%, and total risk-based ratio was 25.50%.

(5) SECURITIES

    The amortized cost (carrying value) and approximate fair value of securities held-to-maturity at December 31, 1996 and 1995, are summarized as follows (in thousands of dollars):


                                                                           December 31, 1996
                                                       --------------------------------------------------------
                                                                           Gross          Gross
                                                         Amortized       unrealized     unrealized       Fair
                                                            cost           gains          losses         value
                                                            ----           -----          ------         -----
      U.S. Treasury                                    $   7,062             72            (58)         7,076
      U.S. government agencies                            10,215             67            (39)        10,243
      State and municipal                                 34,069            263           (121)        34,211
      Mortgage-backed securities
        and collateralized mortgage
        obligations                                       28,561             37           (191)        28,407
      Other                                                2,508             20             --          2,528
                                                        --------       --------       --------       --------

                                                       $  82,415            459           (409)        82,465
                                                        --------       --------       --------       --------
                                                        --------       --------       --------       --------


                                                                           December 31, 1995
                                                       --------------------------------------------------------
                                                                           Gross          Gross
                                                         Amortized       unrealized     unrealized       Fair
                                                            cost           gains          losses         value
                                                            ----           -----          ------         -----

      U.S. Treasury                                    $   7,087            122            (46)         7,163
      U.S. government agencies                            16,293            158            (38)        16,413
      State and municipal                                 32,511            571            (34)        33,048
      Mortgage-backed securities
        and collateralized mortgage
        obligations                                       24,318            123            (73)        24,368
      Other                                                2,541             37             --          2,578
                                                        --------       --------       --------       --------

                                                       $  82,750          1,011           (191)        83,570
                                                        --------       --------       --------       --------
                                                        --------       --------       --------       --------



    The amortized cost and approximate fair value (carrying value) of securities available-for-sale at December 31, 1996 and 1995, are summarized as follows (in thousands of dollars):



                                                                           December 31, 1996
                                                       --------------------------------------------------------
                                                                           Gross          Gross
                                                         Amortized       unrealized     unrealized       Fair
                                                            cost           gains          losses         value
                                                            ----           -----          ------         -----
      U.S. Treasury                                    $  53,963            313           (161)        54,115
      U.S. government agencies                            17,758             67           (109)        17,716
      Mortgage-backed securities and
        collateralized mortgage
        obligations                                       73,734            323         (1,500)        72,557
      Other securities                                     1,350              2             --          1,352
                                                        --------        -------        -------        -------

                                                       $ 146,805            705         (1,770)       145,740
                                                        --------        -------        -------        -------
                                                        --------        -------        -------        -------


                                                                           December 31, 1995
                                                       --------------------------------------------------------
                                                                           Gross          Gross
                                                         Amortized       unrealized     unrealized       Fair
                                                            cost           gains          losses         value
                                                            ----           -----          ------         -----

      U.S. Treasury                                    $  55,984            967            (84)        56,867
      U.S. government agencies                            21,354             71           (154)        21,271
      Mortgage-backed securities and
        collateralized mortgage
        obligations                                       62,760            326           (906)        62,180
      Other securities                                     3,380              3             (1)         3,382
                                                        --------        -------        -------        -------

                                                       $ 143,478          1,367         (1,145)       143,700
                                                        --------        -------        -------        -------
                                                        --------        -------        -------        -------





    The amortized cost and estimated fair value of securities at December 31, 1996, by contractual maturity, are shown below (in thousands of dollars). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                           Securities Held-To-Maturity
                                                 ------------------------------------------------
                                                                                        Net
                                                    Amortized      Estimated        unrealized
                                                      cost         fair value      gains (losses)
                                                      ----         ----------      -------------
      Due in one year or less                      $   8,834          8,870              36
      Due after one year through five years           35,500         35,533              33
      Due after five years through ten years           8,001          8,104             103
      Due after ten years                              1,228          1,259              31
      Mortgage-backed securities and
        collateralized mortgage obligations           28,852         28,699            (153)
                                                      ------         ------          ------

                                                   $  82,415         82,465              50
                                                      ------         ------          ------
                                                      ------         ------          ------



                                                           Securities Held-To-Maturity
                                                 ------------------------------------------------
                                                                                        Net
                                                    Amortized      Estimated        unrealized
                                                      cost         fair value      gains (losses)
                                                      ----         ----------      -------------
      Due in one year or less                      $   6,293         6,291               (2)
      Due after one year through five years           66,778        66,892              114
      Mortgage-backed securities,
        collateralized mortgage obligations,
        and other amortizing securities               73,734        72,557           (1,177)
                                                    --------      --------         --------

                                                   $ 146,805       145,740           (1,065)
                                                    --------      --------         --------
                                                    --------      --------         --------




    Proceeds from the sales of securities were $55,669,000 and $15,700,000 in 1996 and 1995, respectively. Gross gains of $763,000 and $216,000 were recognized on those sales in 1996 and 1995, respectively. Gross losses of $44,000 and $344,000 were recognized on sales in 1996 and 1995, respectively.

    Investment securities having a carrying value of $52,306,000 and $49,357,000 at December 31, 1996 and 1995, respectively, were pledged to secure public funds on deposit or for other purposes as required or permitted by law.

    During 1995 Citizens National Bank, Henderson, Texas transferred securities having an amortized cost of $33,439,000 from its held-to-maturity portfolio to its available-for-sale portfolio. At the time of the transfer, these securities had net unrealized gains of approximately $775,000. This transfer was made during the one time reassessment allowed by the Financial Accounting Standards Board for the reclassification of held-to-maturity and available-for-sale investment security portfolios.

(6) LOANS AND ALLOWANCE FOR LOAN LOSSES

    The composition of the loan portfolio at December 31, 1996 and 1995, is as follows (in thousands of dollars):
                                               1996        1995
                                               ----        ----

         Real estate mortgage               $  46,211      34,009
         Commercial and industrial             23,863      22,444
         Installment and other                 33,111      26,234
                                             --------     -------
                   Total                      103,185      82,687
                                             --------     -------
         Less:
              Allowance for loan losses        (1,146)     (1,019)
              Unearned discount                (1,214)     (1,169)
                                             --------     -------

                   Loans, net               $ 100,825      80,499
                                             --------     -------
                                             --------     -------

    The Banks enter into various loans and other transactions in the ordinary course of business with their directors, executive officers, and some of their related business interests. In the opinion of management, these loans and other transactions are made on substantially the same terms as those prevailing at the time for comparable loans and similar transactions with other persons. The amounts of these loans were $752,000 and $3,401,000 at December 31, 1996 and 1995, respectively. The change during 1996 reflects $380,000 in new loans and $3,029,000 of repayments.

    At December 31, 1996 and 1995, the Banks had discontinued the accrual of interest on loans aggregating $147,000 and $99,000, respectively. Net interest income for 1996 and 1995 would have been higher by $6,400 and $5,000, respectively, had interest been accrued at contractual rates on nonperforming loans.

    At December 31, 1996 and 1995, the recorded investment in impaired loans was $147,000 and $99,000, respectively. The average recorded investment in impaired loans for 1996 and 1995 approximated $116,000 and $166,000, respectively. Interest income recognized on these impaired loans approximated $4,700 and $11,000 for 1996 and 1995, respectively. 1994 information on these impaired losses was not available but was insignificant.

    Changes in the allowance for loan losses are summarized as follows (in thousands of dollars):

                                                         1996     1995   1994
                                                         ----     ----   ----

         Balance, January 1                           $  1,019     997   1,014
           Provision (reduction of allowance) for
             loan losses                                   264     180    (150)
           Addition due to acquisition                      24      --      --
           Loans charged off                              (243)   (247)    (62)
           Recoveries on loans                              82      89     195
                                                        ------  ------  ------

         Balance, December 31                         $  1,146   1,019     997
                                                        ------  ------  ------
                                                        ------  ------  ------

    During 1994, the Banks reduced loans through the repossession of other real estate and assets by $11,000. There were no such reductions in 1995 and 1996.

(7) PREMISES AND EQUIPMENT

    Premises and equipment at December 31, 1996 and 1995, are summarized as follows (in thousands of dollars):

                                                  Estimated      December 31,
                                                                --------------
                                                 useful lives    1996     1995
                                                 ------------   -----     ----

         Land                                            --   $   442      422
         Bank buildings                            40 years     3,297    3,120
         Furniture, fixtures, and equipment      5-10 years     2,947    2,530
         Construction in progress                                 302        8
                                                               ------   ------
                                                                6,988    6,080

         Less accumulated depreciation                         (3,237)  (2,936)
                                                               ------   ------

              Premises and equipment, net                     $ 3,751    3,144
                                                               ------   ------
                                                               ------   ------

    Amounts charged to operating expenses for depreciation were $375,000, $312,000, and $233,000, in 1996, 1995, and 1994, respectively.

(8) TIME DEPOSITS

    Included in certificates of deposit and other time deposits at December 31, 1996 and 1995, were $53,609,000 and $43,166,000, respectively, of certificates of deposit in denominations of $100,000 or more. Interest expense on time deposits of $100,000 or more amounted to $2,281,000, $2,348,000, and $1,335,000, for the years ended December 31, 1996, 1995, and 1994, respectively.

    At December 31, 1996, the scheduled maturities of time deposits are as follows (dollars in thousands):

              Years ending December 31:
                   1997                          $143,922
                   1998                            11,554
                   1999                             8,483
                   2000                             3,476
                   2001                               985
                                                 --------

                                                 $168,420
                                                 --------
                                                 --------

    During 1996, 1995, and 1994, the Banks made interest payments of $11,149,000, $11,314,000, and $6,847,000, respectively, to depositors and other banks.

(9) INCOME TAXES

    Federal income tax expense (benefit) applicable to income before tax for the years ended December 31, 1996, 1995, and 1994, is as follows (in thousands of dollars):

                                    1996        1995      1994
                                  ------       -----     -----

         Current                  $  979         769       422
         Deferred                    131        (150)      229
                                  ------      ------     -----

                                  $1,110         619       651
                                  ------      ------     -----
                                  ------      ------     -----

    Income tax expense differed from the amounts computed by applying the U.S.
      federal income tax rate of 34% in 1996, 1995, and 1994, to pretax income when compared to actual income tax expense as follows (in thousands of dollars):


                                                                   1996        1995      1994
                                                                   ----        ----      ----
         Computed "expected" tax expense                        $  1,519       1,048     1,117
         Increase (decrease) in income taxes resulting
              from:
                   Tax-exempt interest                              (471)       (465)     (481)
                   Other                                              62          36        15
                                                                  ------      ------    ------

         Actual income tax                                      $  1,110         619       651
                                                                  ------      ------    ------
                                                                  ------      ------    ------

         Effective tax rate                                         24.9%       20.1      19.8
                                                                  ------      ------    ------
                                                                  ------      ------    ------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995, are presented below (in thousands of dollars):

                                                                 1996   1995
                                                                 ----   ----

    Deferred tax assets:
      Allowance for loan losses                                 $  --     60
      Organizational costs                                         48     12
      Accrued liabilities                                          40     34
      Unrealized loss on securities available-for-sale            362     --
                                                                 ----   ----
           Total gross deferred tax assets                        450    106
           Less valuation allowance                                --     --
                                                                 ----   ----
           Net deferred tax assets                                450    106
                                                                 ----   ----

    Deferred tax liabilities:
      Investment securities                                        67     48
      Premises and equipment - depreciation                       122      8
      Unrealized gain on securities available-for-sale             --     75
      Other assets                                                 22     42
                                                                 ----   ----
           Total deferred tax liabilities                         211    173
                                                                 ----   ----

           Net deferred tax asset (liability)                   $ 239    (67)
                                                                 ----   ----
                                                                 ----   ----

    No valuation allowance was recorded against the gross deferred tax asset because management believes that it is more likely than not the gross deferred tax asset will be realized in full. The Company based its conclusion on various factors, including ongoing profitable operations as well as significant taxes available in the carryback period.

    Included in other liabilities and other assets, respectively, in the accompanying consolidated balance sheets are current federal income taxes payable of $164,000 and $110,000 at December 31, 1996 and 1995,
      respectively. A net deferred federal income tax asset of $239,000 is included in other assets at December 31, 1996, and a net deferred federal income tax liability of $67,000 is included in other liabilities at December 31, 1995.

    Income taxes paid during 1996, 1995, and 1994, totaled $995,000, $205,000, and $460,000, respectively.

(10) PROFIT SHARING PLAN

    The Company has a 401(k) savings plan which covers substantially all full-time employees with one year of service. With respect to employer contributions, vesting under the plan begins in the third year and participants become fully vested after seven years. Contributions are at the discretion of the Board of Directors. The Company expensed $281,000, $251,000, and $225,000 related to the plan for the years ended
      December 31, 1996, 1995, and 1994, respectively.

(11) TRANSACTIONS WITH AFFILIATE

    The Company is affiliated with H.C.B., Inc. (HCB). The Board of Directors for both the Company and HCB are the same. HCB has been used in part to own certain assets that supervisory agencies have generally not permitted banks to own directly for extended periods of time. During the years ended 1996, 1995, and 1994, the Company charged HCB a management fee of $15,000, $13,500, and $6,000, respectively for various services provided to HCB. The amount charged was considered to be the fair value of those services rendered. During 1996, 1995 and 1994, Citizens National Bank Henderson, Texas' trust department charged HCB an additional $6,530, $4,600 and $3,200, respectively, for management services related to HCB's mineral interests.

    During 1995, HCB purchased real estate from the Company for $43,000.  In
      1994, HCB financed the sale of certain other real estate properties through loans totaling $23,000.

(12) COMMITMENTS AND CONTINGENCIES

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position and results of operations.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107 (Statement 107),
      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires that the Company disclose estimated fair values for its financial instruments.

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS WITH FINANCIAL
      INSTITUTIONS, AND FEDERAL FUNDS SOLD -- For these short-term investments, the carrying amount is a reasonable estimate of fair value.

    SECURITIES -- The fair value, which approximates the estimated market values, of longer-term securities and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value, which approximates the estimated market values, of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

    LOANS -- Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, and consumer. The carrying amounts of performing loans that were funded or will mature within three months of the balance sheet date approximate the fair values of those loans. Additionally, the carrying amounts of adjustable rate loans that reprice within ninety days also approximate the fair values of those loans. The fair values of the remaining performing and nonperforming loans are calculated by discounting scheduled cash flows through the estimated maturity, using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans.
      The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

    DEPOSITS -- The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts, and money market accounts, is equal to the amount payable as of December 31, 1996 and 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

    INTEREST ACCRUALS -- The fair values of the Company's accrued interest receivable and accrued interest payable amounts approximate their carrying values due to the short maturity of these financial instruments.

    The estimated fair values of the Company's financial instruments at December 31, 1996 and 1995, are as follows (in thousands of dollars):


                                                            1996                           1995
                                                  --------------------------    --------------------------
                                                    Carrying      Estimated       Carrying      Estimated
                                                     amount       fair value       amount       fair value
                                                     ------       ----------       ------       ----------
    Financial assets:
       Cash and due from banks                    $  12,413         12,413          8,916          8,916
       Interest-bearing deposits with
         financial institutions                       3,892          3,892          2,642          2,642
       Federal funds sold                             1,150          1,150             --             --
       Securities                                   228,155        228,205        226,450        226,706
       Loans, net                                   100,825         99,410         80,499         79,688
       Accrued interest receivable                    3,449          3,449          3,911          3,911



                                                            1996                           1995
                                                  --------------------------    --------------------------
                                                    Carrying      Estimated       Carrying      Estimated
                                                     amount       fair value       amount       fair value
                                                     ------       ----------       ------       ----------
    Financial liabilities:
       Deposits:
         Demand - noninterest-bearing             $  31,785         31,785         28,435         28,435
         NOW accounts                                74,984         74,984         68,089         68,089
         Money market and savings                    45,484         45,484         46,206         46,206
         Certificates of deposit and other
          time deposits                             168,420        168,692        150,881        151,620
       Accrued interest payable                       1,144          1,144          1,117          1,117


(14) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    The Banks are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contractual or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

    The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                                                           Contractual or
                                                           notional amount
                                                        at December 31, 1996
                                                        --------------------

    Financial instruments whose contractual amounts
       represent credit risk:
         Commitments to extend credit                      $  12,212,000
         Standby letters of credit                               327,000

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount and nature of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the counter-party. Such collateral may include accounts receivable; inventory; property, plant, and equipment; real estate; and income-producing commercial and oil and gas properties.

    Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private short-term borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks hold collateral supporting those commitments for which collateral is deemed necessary.

(15) CONCENTRATION OF CREDIT RISK

    The Banks grant real estate, commercial, and industrial loans to customers primarily in Henderson, Texas, and surrounding areas of east Texas. Although the Banks have a diversified loan portfolio, a substantial portion (approximately 44% at December 31, 1996) of its loans are secured by real estate and its ability to fully collect its loans is dependent upon the real estate market in this region. The Banks typically require collateral sufficient in value to cover the principal amount of the loan. Such collateral is evidenced by mortgages on property held and readily accessible to the Banks.

    The Banks had $3,293,000 and $2,642,000 on deposit with the Federal Home
      Loan Bank of Dallas at December 31, 1996 and 1995, respectively.

(16) PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

    The financial information below summarizes the financial position of Henderson Citizens Bancshares, Inc. (parent company only) as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996.


                                    BALANCE SHEETS
                                    (Parent Only)

                              December 31, 1996 and 1995
                                (dollars in thousands)



                             ASSETS                     1996          1995
                             ------                     ----          ----

    Cash in subsidiary bank                           $ 1,062           346
    Investment in subsidiaries                         32,791        31,181
    Other assets                                           13            25
                                                       ------        ------

                   Total assets                      $ 33,866        31,552
                                                       ------        ------
                                                       ------        ------



         LIABILITIES AND STOCKHOLDERS' EQUITY                       1996           1995
         ------------------------------------                       ----           ----
    Liabilities:
      Dividends declared                                         $     341            346
      Accounts payable                                                  26             --
      Other liabilities                                              1,511             --
                                                                  --------       --------
                                                                     1,878            346

    Stockholders' equity:
      Preferred stock                                                   --             --
      Common stock                                                  10,800         10,800
      Capital surplus                                                5,400          5,400
      Undivided profits                                             16,825         14,859
      Net unrealized gains (losses) on securities available
        for sale                                                      (703)           147
      Less treasury stock                                             (334)            --
                                                                  --------       --------

                  Total stockholders' equity                        31,988         31,206
                                                                  --------       --------

                  Total liabilities and stockholders' equity     $  33,866         31,552
                                                                  --------       --------
                                                                  --------       --------




                                STATEMENTS OF INCOME
                                   (Parent Only)

                    Years ended December 31, 1996, 1995, and 1994
                                (dollars in thousands)



                                                                     1996       1995     1994
                                                                     ----       ----     ----
    Dividends, including dividends paid by subsidiary
      banks                                                        $ 4,368     1,384     1,389
    Operating expenses                                                  27        --        --
                                                                    ------    ------    ------
                    Income before income tax benefit and
                      equity in undistributed earnings of
                      subsidiaries                                   4,341     1,384     1,389

    Income tax expense                                                  12        23        12
                                                                    ------     -----    ------
                    Income before equity in undistributed
                      earnings of subsidiaries                       4,329     1,361     1,377

    Equity in undistributed earnings of subsidiaries                  (985)    1,103     1,258
                                                                    ------     -----    ------

                    Net income                                     $ 3,344     2,464     2,635
                                                                    ------     -----    ------
                                                                    ------     -----    ------

                 HENDERSON CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



                               STATEMENTS OF CASH FLOWS
                                    (Parent Only)

                    Years ended December 31, 1996, 1995, and 1994
                                (dollars in thousands)




                                                                     1996       1995     1994
                                                                     ----       ----     ----
    Operating activities:
       Net income                                                 $  3,344     2,464     2,635
         Adjustments to reconcile net income to net cash
           provided by operating activities:
             Equity in undistributed earnings of subsidiaries          985    (1,103)   (1,258)
             Decrease in other assets                                   12        11        12
             Increase (decrease) in accounts payable and
              dividends declared                                        21        --         1
                                                                    ------    ------    ------
                   Net cash provided by operating
                     activities                                      4,362     1,372     1,390

    Investing activities - purchase of subsidiary                   (1,934)       --        --

    Financing activities:
       Cash dividends paid                                          (1,378)   (1,382)   (1,383)
       Purchase of treasury stock                                     (334)       --        --
                                                                    ------    ------    ------
                   Net cash used by financing activities            (1,712)   (1,382)   (1,383)

                   Increase (decrease) in cash                         716       (10)        7

    Cash at beginning of year                                          346       356       349
                                                                    ------    ------    ------

    Cash at end of year                                           $  1,062       346       356
                                                                    ------    ------    ------
                                                                    ------    ------    ------